NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 17, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 06, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Select Tax-Free Income Portfolio 2 and Nuveen Select Tax-Free Income Portfolio became effective on December 06, 2021. Each share of Nuveen Select Tax-Free Income Portfolio 2 Shares of Beneficial Interest was exchanged for 0.95219330 Shares of Beneficial Interest of Nuveen Select Tax-Free Income Portfolio. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 06, 2021.